Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
Charlie.Christy@citizensbanking.com	Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP
ANNOUNCES FIRST QUARTER 2007 RESULTS
FLINT, MICHIGAN, April 26, 2007 -— Citizens Republic Bancorp (NASDAQ: CRBC) announced today net income of $31.5 million for the three months ended March 31, 2007, which includes restructuring and merger-related expenses associated with the Republic Bancorp Inc. merger. The results for the first quarter of 2007, which include the effects of Republic revenue and expenses for the first time, represent an increase of $30.8 million over the fourth quarter of 2006 net income of $0.7 million and an increase of $10.7 million over the first quarter of 2006 net income of $20.8 million. Diluted net income per share was $0.41, compared with $0.02 for the fourth quarter of 2006 and $0.48 for the same quarter of last year. Annualized returns on average assets and average equity during the first quarter of 2007 were 0.94% and 8.23%, respectively, compared with 0.04% and 0.40% for the fourth quarter of 2006 and 1.10% and 12.86% for the same quarter of 2006.
Core operating earnings, which exclude restructuring and merger-related expenses and amortization of core deposit intangibles, were $0.47 per diluted share for the first quarter of 2007, an increase of $0.27 over the fourth quarter of 2006 and a decline of $0.02 from the first quarter of 2006. Annualized core operating earnings to average tangible assets and annualized core operating earnings to average tangible equity for the first quarter of 2007 were 1.15% and 19.92%, respectively, compared with 0.44% and 5.62% for the fourth quarter of 2006 and 1.13% and 14.52% for the first quarter of 2006. These non-GAAP financial measures are discussed in more detail under “Use of Non-GAAP Financial Measures” and are reconciled to the related GAAP measures in the tables on page 13.
“We are reporting very respectable core operating results for the quarter given the challenges of the Midwest economy and the banking industry operating environment,” stated William R. Hartman, chief executive officer. “We are well prepared for the upcoming computer system conversion on April 27, 2007 and look forward to leveraging the resultant common systems and processes, which will assist in achieving both our revenue and cost synergy initiatives,” continued Hartman.
Key Merger and Performance Highlights in the Quarter:
•	Citizens completed its post-merger balance sheet restructuring strategies in the first quarter of 2007. The following transactions were conducted to help achieve market risk reduction objectives and improve earnings quality:
o	Citizens sold $362.7 million in mortgage backed securities, CMOs, and callable agency bonds and retired $234.4 million in securities sold under agreements to repurchase.

o	Citizens sold $6.9 million in mortgage servicing rights, essentially at book value.

o	Citizens sold $23.3 million in commercial real estate loans held for sale, $16.2 million of which were nonperforming at year-end 2006. Proceeds from the sale slightly exceeded the book value for these loans and resulted in an adjustment to goodwill.

o	Citizens did not renew $259.9 million in brokered CDs and wholesale money market deposits.

o	Citizens called $50.0 million of trust preferred securities at 8.60%, originally due in 2031, which settled on April 2, 2007.
•	Citizens recorded restructuring and merger-related expenses of $4.2 million related to additional employee severance and retention, system conversion, training, and client communications regarding product changes.
•	Citizens incurred additional expenses of $2.4 million in compensation, re-branding of marketing materials, and other expenses related to integration activities which were not treated as restructuring or merger related.

•	Citizens’ divestiture of seven Republic branches in the Flint, Michigan market will coincide with the computer system conversion and is expected to close on April 27, 2007. These branches had $26.9 million of consumer loans and $206.5 million in deposits as of March 31, 2007.
•	Citizens still projects annual cost savings of $31.0 million, with 70% of the savings expected to be realized in 2007 and 100% in 2008 and each year thereafter. For example, Citizens’ full-time equivalent employee count declined 205 from December 31, 2006.
•	Net charge-offs decreased $4.2 million from the fourth quarter of 2006 and decreased $0.6 million from the first quarter of 2006. Gross charge-offs decreased $2.9 million from the fourth quarter of 2006 primarily due to lower commercial and indirect consumer loan charge-offs. Recoveries increased $1.3 million from the fourth quarter of 2006, partially as a result of a $0.5 million recovery from one commercial credit in the first quarter of 2007.
•	Nonperforming assets totaled $114.7 million, an increase of $12.6 million from December 31, 2006. The increase was primarily a result of $25.7 million in additional nonperforming commercial real estate loans, including commercial land development and construction loans, partially offset by an $18.2 million decrease in nonperforming loans held for sale.
Financial Statement Impact as a Result of the Republic Merger
The merger with Republic Bancorp Inc. (“Republic”) closed on December 29, 2006. As a result, March 31, 2007 and December 31, 2006 ending balances incorporate all of Republic’s assets and liabilities while only the first quarter of 2007 financial statements incorporate Republic average balances, revenues and expenses. All pre-merger financial data include only legacy Citizens performance and do not incorporate results of Republic prior to the merger.
Balance Sheet
Total assets at March 31, 2007 were $13.3 billion, a decrease of $685.4 million or 4.9% from December 31, 2006 and an increase of $5.7 billion over March 31, 2006. Total assets decreased from December 31, 2006 primarily as a result of selling $362.7 million in investment securities, not reinvesting $147.6 million of maturing investment securities, and selling $23.3 million in commercial loans held for sale to better align Republic assets with Citizens’ interest rate risk and lending philosophies. Total portfolio loans were essentially unchanged from December 31, 2006 and increased $3.6 billion over March 31, 2006. The increase over March 31, 2006 was almost entirely due to the Republic merger, but also included growth in legacy Citizens commercial loans.
Investment securities at March 31, 2007 decreased $510.3 million or 17.3% from December 31, 2006 to $2.4 billion and increased $881.7 million over March 31, 2006. The decrease from December 31, 2006 was primarily the result of selling $362.7 million of mortgage backed securities, CMOs, and callable agency bonds and not reinvesting $147.6 million of maturing investment securities. The increase over March 31, 2006 reflects the addition of the Republic investment portfolio and $214.7 million in mortgage-backed securities which Citizens converted from fixed and adjustable rate mortgages in the residential mortgage portfolio into securities during the fourth quarter of 2006. Prior to the fourth quarter of 2006, total investment securities had been declining as a result of using portfolio cash flow to reduce short-term borrowings.
Total commercial loans at March 31, 2007 were $5.2 billion, essentially unchanged from December 31, 2006 and an increase of $2.0 billion over March 31, 2006. The increase was almost entirely due to the impact of incorporating Republic loans, but also resulted from new relationships in Wisconsin and central and northern Michigan and continued strong growth in the Southeast Michigan market.
Residential mortgage loans at March 31, 2007 were $1.5 billion, essentially unchanged from December 31, 2006 and an increase of $969.1 million over March 31, 2006. The increase was almost entirely due to incorporating Republic balances, partially offset by a decrease from Citizens’ legacy residential mortgage portfolio as a result of the aforementioned securitization and transfer to the investment securities portfolio.
Total consumer loans, which are comprised of direct and indirect loans, were $2.5 billion at March 31, 2007, a decrease of $52.9 million or 2.1% from December 31, 2006 and an increase of $573.8 million over March 31, 2006. Direct consumer loans, which include direct installment, home equity, and other consumer loans, decreased $43.6 million or 2.5% from December 31, 2006 as balances continue to decline due to weak consumer demand in Citizens’ markets. The increase in direct consumer loans over March 31, 2006 was almost entirely a result of incorporating the Republic balances, partially offset by weak consumer demand. Indirect consumer loans, which are primarily marine and recreational vehicle loans, were $831.3 million, essentially unchanged from December 31, 2006 and March 31, 2006.
Loans held for sale at March 31, 2007 were $103.9 million, a decrease of $68.9 million or 39.9% from December 31, 2006 and an increase of $90.5 million over March 31, 2006. The decline from December 31, 2006 was primarily the result of a seasonal decline in mortgage origination volume and a $23.3 million commercial loan sale during the first quarter of 2007. The increase over March 31, 2006 was almost entirely due to incorporating Republic loans, which include residential mortgage loans awaiting sale in the secondary market, $43.8 million in commercial real estate loans that were transferred to loans held for sale to reflect alignment with Citizens’ lending philosophies and $26.9 million in consumer loans that were transferred to loans held for sale as a result of the pending branch divestitures.
Goodwill at March 31, 2007 totaled $780.0 million, essentially unchanged from December 31, 2006 and an increase of $725.5 million over March 31, 2006. Other intangible assets, which primarily represent a premium on core deposits, totaled $43.0 million at March 31, 2007, a decrease of $3.1 million or 6.8% from December 31, 2006 and an increase of $32.5 million over March 31, 2006. The increases were the result of accounting for the Republic merger as a purchase, where all assets and liabilities were recorded at their respective estimated fair market values as of December 29, 2006. The decrease in other intangible assets from December 31, 2006 was primarily the result of Citizens beginning to amortize the premium assigned to Republic’s core deposits at the merger date.
Total deposits at March 31, 2007 decreased $237.2 million or 2.7% from December 31, 2006 to $8.5 billion and increased $2.9 billion over March 31, 2006. Core deposits, which exclude all time deposits, totaled $4.3 billion at March 31, 2007, a decrease of $141.5 million or 3.2% from December 31, 2006 and an increase of $1.1 billion over March 31, 2006, primarily as a result of incorporating Republic balances. The decrease in core deposits from December 31, 2006 was primarily a result of commercial clients maintaining lower balances and Citizens not renewing a $40.0 million wholesale money market deposit account. Core deposits also continue to be negatively affected by the migration of client funds from lower cost savings and transaction accounts into time deposits with higher yields. Time deposits totaled $4.2 billion at March 31, 2007, a decrease of $95.6 million or 2.2% from December 31, 2006 and an increase of $1.8 billion over March 31, 2006. The decrease from December 31, 2006 was primarily the result of Citizens not renewing $219.9 million in brokered certificates of deposit, partially offset by growth in client certificates of deposit. This decrease was partially offset by the continued migration of client funds from lower-cost deposits into time deposits and some new client growth. In addition to the impact of the Republic merger, the increase over March 31, 2006 reflected the continued migration of funds from lower-cost deposits and some new client growth.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, were $3.2 billion at March 31, 2007, a decrease of $426.6 million or 11.9% from December 31, 2006 and an increase of $1.7 billion over March 31, 2006. The decrease from December 31, 2006 was primarily the result of retiring $234.4 million in securities sold under agreements to repurchase and lower federal funds purchased due to reductions in the investment securities portfolio. The increase over March 31, 2006 was the result of the Republic merger and Citizens’ issuance of $150.0 million in enhanced trust preferred securities on October 3, 2006, partially offset by legacy Citizens’ lower wholesale funding needs resulting from maturing investment securities cash flow not being fully reinvested during 2006.
Net Interest Margin and Net Interest Income
Net interest margin was 3.44% for the first quarter of 2007 compared with 3.67% for the fourth quarter of 2006 and 3.97% for the first quarter of 2006. The decreases from both prior periods were primarily due to the merger with Republic and, to a lesser extent, funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits, pricing pressure on loans, and the continued effects of the interest rate environment, partially offset by a shift in asset mix from investment securities to higher yielding commercial loans. The decrease from the first quarter of 2006 was also partially attributable to the aforementioned issuance of $150.0 million of enhanced trust preferred securities.
Net interest income was $98.3 million for the first quarter of 2007 compared with $64.0 million for the fourth quarter of 2006 and $67.5 million for the first quarter of 2006. The increase in net interest income compared with both prior periods was the result of incorporating Republic’s average earning assets, partially offset by the lower net interest margin. In addition, the variance over the first quarter of 2006 also reflected higher legacy Citizens commercial loans, partially offset by margin compression.

For the second quarter of 2007, Citizens anticipates net interest income will be slightly lower than the first quarter of 2007 due to the continued migration of funds from lower yielding deposit products into higher yielding deposit products, as well as the effects of loan pricing pressure, the interest rate environment, stable to declining average earning assets due to the economic environment, and the impact of the branch divestiture.
Credit Quality
Nonperforming assets totaled $114.7 million at March 31, 2007, an increase of $12.6 million over December 31, 2006 and an increase of $78.2 million over March 31, 2006. The increase over December 31, 2006 reflects higher nonperforming portfolio loans of $31.5 million, primarily in the commercial real estate portfolio which includes commercial land development and construction loans. The increase was partially offset by lower nonperforming held for sale, which declined by $18.2 million primarily as a result of a nonperforming loan sale completed in the first quarter of 2007. The increase over March 31, 2006 was almost entirely a result of incorporating Republic’s nonperforming assets, partially offset by declines in legacy Citizens nonperforming portfolios. Nonperforming assets at March 31, 2007 represented 1.25% of total loans plus other repossessed assets acquired compared with 1.10% at December 31, 2006 and 0.65% at March 31, 2006. Commercial inflows were $37.4 million in the first quarter of 2007 compared with $16.6 million in the fourth quarter of 2006, with three commercial credits accounting for $15.0 million of the increase. Commercial outflows were $10.6 million in the first quarter of 2007 compared with $10.2 million in the fourth quarter of 2006 for legacy Citizens.
Net charge-offs decreased to $3.4 million or 0.15% of average portfolio loans in the first quarter of 2007 compared with $7.6 million or 0.52% of average portfolio loans in the fourth quarter of 2006 and $4.0 million or 0.29% of average portfolio loans in the first quarter of 2006. The decrease from the fourth quarter of 2006 was the result of an anticipated seasonal decline in indirect consumer charge-offs, a decrease in commercial loan charge-offs and higher recoveries. The decrease from the first quarter of 2006 was primarily due to lower commercial and indirect loan net charge-offs, partially offset by higher residential mortgage and direct consumer net charge-offs.
The provision for loan losses was $3.5 million in the first quarter of 2007 compared with $5.9 million in the fourth quarter of 2006 and $3.0 million in the first quarter of 2006. The decrease from the fourth quarter of 2006 was due to lower net charge-offs. The increase over the first quarter of 2006 reflected incorporating Republic reserve requirements.
As a result of the net effect of lower loan portfolio balances since year-end 2006 as well as changes in net charge-offs and the provision for loan losses, the allowance for loan losses totaled $169.2 million or 1.84% of portfolio loans at March 31, 2007, which was essentially unchanged from December 31, 2006.
In light of the challenging economic environment in the Midwest and further industry-wide pressure on consumer and commercial loan portfolios, particularly those supported by real estate, Citizens anticipates net charge-offs and provision expense for the second quarter of 2007 will be higher than the first quarter of 2007.
Noninterest Income
Noninterest income for the first quarter of 2007 was $31.4 million, an increase of $13.6 million over the fourth quarter of 2006 and an increase of $5.8 million over the first quarter of 2006. The increase over the fourth quarter of 2006 was primarily the result of incorporating Republic revenue and Citizens recording an other than temporary impairment charge of $7.2 million (investment security loss) during the fourth quarter of 2006 in preparation for balance sheet restructuring associated with completing the Republic merger. The loss was recorded as Citizens no longer had a positive intent to hold $317.3 million of its investment portfolio to recovery. These increases were partially offset by seasonal declines in mortgage loan origination and service charges on deposit accounts. The increase over the first quarter of 2006 was almost entirely due to incorporating Republic revenue and, to a lesser extent, growth in legacy Citizens’ revenue stream, partially offset by the effect of fully recognizing a deferred gain of $2.9 million on the 2004 sale of the former downtown Royal Oak, Michigan office during the first quarter of 2006.
Service charges on deposit accounts for the first quarter of 2007 were $11.1 million, an increase of $1.5 million over the fourth quarter of 2006 and an increase of $2.2 million over the first quarter of 2006. The increase over the fourth quarter of 2006 was primarily the result of incorporating Republic activity, partially offset by a seasonal decline in legacy Citizens volume. The increase over the first quarter of 2006 was almost entirely due to incorporating Republic activity and, to a significantly lesser extent, legacy Citizens revenue enhancement initiatives implemented in the first quarter of 2006.

Trust fees for the first quarter of 2007 were $5.0 million, essentially unchanged from the fourth quarter of 2006 and the first quarter of 2006. Total trust assets under administration were $2.7 billion at March 31, 2007, an increase of $0.1 billion over December 31, 2006 and March 31, 2006. Trust fees were unaffected by the merger as Republic did not have a trust portfolio.
Mortgage and other loan income for the first quarter of 2007 was $6.1 million, an increase of $3.3 million over the fourth quarter of 2006 and an increase of $4.1 million over the first quarter of 2006. The increase over the fourth quarter of 2006 was primarily due to incorporating Republic activity, partially offset by a seasonal decline in mortgage origination and weak consumer demand in Citizens’ markets. In addition to the impact of incorporating Republic activity, the increase over the first quarter of 2006 also reflects the mid-2006 alliance with PHH Mortgage, pursuant to which Citizens sells substantially all of its origination volume to PHH Mortgage.
Brokerage and investment fees for the first quarter of 2007 were $1.5 million, a decrease of $0.3 million from the fourth quarter of 2006 and essentially unchanged from the first quarter of 2006. The decrease was the result of an anticipated seasonal decline in brokerage activity. Brokerage fees were unaffected by the merger as Republic did not offer this product line. Citizens began training legacy Republic branch staff and new financial consultants to support the Republic franchise on this product line during the first quarter of 2007.
For the first quarter of 2007, all other noninterest income categories, which include ATM network user fees, bankcard fees, fair value change in CD swap derivatives, other income, and investment securities gains (losses), totaled $7.6 million, an increase of $9.1 million over the fourth quarter of 2006 and a decrease of $0.5 million from the first quarter of 2006. The increase over the fourth quarter of 2006 was primarily the result of the aforementioned net loss on the sales of securities of $7.2 million recorded in the fourth quarter of 2006 and incorporating Republic activity. The decrease from the first quarter of 2006 was primarily the result of the aforementioned $2.9 million gain on the sale of the former downtown Royal Oak, Michigan office during the first quarter of 2006, partially offset by higher ATM network user fees and bankcard fees from the legacy Citizens franchise and incorporating Republic activity.
Citizens anticipates total noninterest income for the second quarter of 2007 will be consistent with or slightly lower than the first quarter of 2007 due to continued reductions in mortgage origination and the effect of the aforementioned Flint, Michigan market branch divestitures.
Noninterest Expense
Noninterest expense for the first quarter of 2007 was $83.7 million, an increase of $4.9 million over the fourth quarter of 2006 and an increase of $22.1 million over the first quarter of 2006. The increase over the fourth quarter of 2006 was primarily the result of incorporating Republic activity, partially offset by lower restructuring and merger-related expenses and lower legacy Citizens salaries and employee benefits, professional services, equipment, and other expense. The increase over the first quarter of 2006 was primarily the result of incorporating Republic activity and restructuring and merger-related expenses, as well as higher legacy Citizens salaries and employee benefits, and other loan expenses, partially offset by decreases in legacy Citizens occupancy, advertising and public relations, and other expense. The first quarter of 2007 included $4.2 million in restructuring and merger-related expenses and $2.4 million in additional expenses that are related to merger activities but not treated as restructuring or merger-related.
Salaries and employee benefits for the first quarter of 2007 were $44.2 million, an increase of $9.3 million over the fourth quarter of 2006 and an increase of $11.9 million over the first quarter of 2006. The increase over the fourth quarter of 2006 was the result of incorporating Republic activity and higher legacy Citizens benefit costs as a result of resetting the payroll tax limits at the beginning of the year, increased 401(k) contribution levels and higher cost of unemployment insurance, partially offset by a decrease in pension expense, lower incentive compensation, and a $1.1 million curtailment charge in the fourth quarter of 2006 as a result of changes to Citizens’ pension programs. The increase over the first quarter of 2006 was due to incorporating Republic activity and higher legacy Citizens costs related to outside temporary staffing services, incentive expense and hospitalization insurance cost, partially offset by lower pension expense. Salary costs included $0.4 million in severance for the first quarter of 2007, $0.1 million for the fourth quarter of 2006 and $0.7 million for the first quarter of 2006. Salaries and employee benefits in the first quarter of 2007 also included $2.3 million in expenses related to employees who will be leaving the company after the computer system conversion in the second quarter of 2007. Citizens had 2,735 full-time equivalent employees at March 31, 2007 compared with 2,940 at December 31, 2006.

Occupancy costs for the first quarter of 2007 totaled $7.9 million, an increase of $2.5 million over the fourth quarter of 2006 and an increase of $2.0 million over the first quarter of 2006. Excluding the impact of the Republic activity, occupancy costs for the first quarter of 2007 were essentially unchanged from the fourth quarter of 2006 and lower than the first quarter of 2006 due to decreases in various maintenance services.
Professional services for the first quarter of 2007 were essentially unchanged from the fourth and first quarters of 2006 as the impact of the Republic activity was offset by declines in legacy Citizens expenses.
Equipment costs for the first quarter of 2007 totaled $3.9 million, a decrease of $1.1 million from the fourth quarter of 2006 and an increase of $0.7 million over the first quarter of 2006. The decrease from the fourth quarter of 2006 was due to $2.0 million in additional depreciation in the fourth quarter of 2006 as a result of aligning the service life of previously acquired equipment with the current capitalization policy, partially offset by the effects of incorporating Republic activity. The increase over the first quarter of 2006 was the result of incorporating Republic activity, partially offset by lower depreciation expense at legacy Citizens due to the fourth quarter of 2006 service life alignment.
Advertising and public relations expense for the first quarter of 2007 totaled $1.8 million, essentially unchanged from the fourth quarter of 2006 and a decrease of $0.3 million from the first quarter of 2006. The decrease from the first quarter of 2006 was the result of several product campaigns focused on creating deposit generation during the first quarter of 2006.
Telephone expense for the first quarter of 2007 totaled $2.1 million, an increase of $0.5 million over the fourth quarter of 2006 and an increase of $0.6 million over the first quarter of 2006. In addition to incorporating Republic activity, the increases were to a lesser extent the result of higher cell phone volume, higher usage charges, and more audio conferences among the merger integration teams.
Other loan expenses for the first quarter of 2007 totaled $0.9 million, a decrease of $0.5 million from the fourth quarter of 2006 and an increase of $0.5 million from the first quarter of 2006. The decrease from the fourth quarter of 2006 was primarily the result of lower expenses associated with processing commercial and mortgage loans and lower provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit. In addition to incorporating the Republic activity, the increase over the first quarter of 2006 was the result of higher other mortgage processing fees due to the alliance with PHH Mortgage, partially offset by lower expenses related to processing commercial loans.
Intangible asset amortization for the first quarter of 2007 totaled $3.1 million, an increase of $2.4 million over both the fourth and first quarters of 2006. The increases compared with both prior periods were a result of the purchase accounting fair market value adjustments made to the Republic core deposits. The implied premium on the Republic core deposits is amortized over the estimated term of the underlying deposits through the intangible asset amortization account on the income statement.
For the first quarter of 2007, all other noninterest expense categories, which include data processing services, postage and delivery, stationery and supplies, restructuring and merger-related expenses, and other expense, totaled $15.7 million, a decrease of $8.3 million from the fourth quarter of 2006 and an increase of $4.2 million from the first quarter of 2006. The decrease from the fourth quarter of 2006 was primarily the result of a $7.1 million decline in the restructuring and merger-related expenses, a $1.8 million prepayment penalty on the retirement of FHLB debt in the fourth quarter of 2006 and $1.2 million in non-credit related losses associated with litigation settlements and write-downs on several former branch locations in the fourth quarter of 2006, partially offset by incorporating the Republic activity. The increase over the first quarter of 2006 was primarily the result of the aforementioned restructuring and merger-related expenses, incorporating the Republic activity, and higher data processing services, partially offset by a $1.5 million contribution to Citizens’ charitable foundation in the first quarter of 2006.
Excluding the restructuring and merger-related expenses and additional expenses related to merger activities, Citizens anticipates total noninterest expense for the second quarter of 2007 will be consistent with or slightly lower than the first quarter of 2007 due to completion of the computer system conversion and branch divestitures.
Income Tax Provision
Income tax provision for the first quarter of 2007 was $11.0 million, an increase of $14.7 million from the fourth quarter 2006 and an increase of $3.3 million from the first quarter of 2006. The increases were due to incorporating Republic’s results of operations, partially offset by a $0.5 million ($0.4 million after-tax) deferred state income tax benefit related to multi-state related nexus issues. The effective tax rate for the first quarter of 2007 was 25.94% compared with 27.10% for the first quarter of 2006.
Effective January 1, 2007, Citizens adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, and Interpretation of FASB Statement 109,” which did not impact Citizens’ financial condition, results of operations or liquidity.
Citizens anticipates the effective tax rate for the second quarter of 2007 will be consistent with the first quarter of 2007.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this release includes non-GAAP financial measures, including those presented on page 1, which are reconciled to GAAP financial measures on page 13. Citizens believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates comparisons with the performance of others in the banking industry. Specifically, Citizens believes the exclusion of restructuring and merger-related expenses and intangible asset amortization to create “core operating earnings” as well as the exclusion of related goodwill and other intangible assets, net of applicable deferred tax amounts, to create “average tangible assets” and “average tangible equity” permits evaluation of the effect of the Republic merger on business operations of the combined company and facilitates a comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures. In addition, Citizens’ management makes certain recommendations to the board of directors based on these financial measures.
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a tax-equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.
Other News
Citizens CEO Opened NASDAQ Stock Market
On January 24, 2007, William R. Hartman, chief executive officer, and the leadership team opened the NASDAQ Stock Market to commemorate the recent merger with Republic Bancorp Inc.
Citizens Bank to Sponsor the Citizens 400
On March 16, 2007, Citizens Bank announced it will sponsor the lead race on June 17, 2007 at the Michigan International Speedway, as part of the NASCAR® Nextel Cup Series. Additionally, Citizens Bank will be the Official Bank of the Michigan International Speedway throughout the 2007 season.
Stock Repurchase Program
During the first quarter of 2007, Citizens repurchased 205,046 shares of its stock at an average price of $22.97 under the stock repurchase program. As of March 31, 2007, there were 1,701,154 shares remaining to be purchased under the program approved by the Board of Directors on October 16, 2003.
Dividend Announcement
The Board of Directors of Citizens has declared a cash dividend of $0.29 per share of common stock. The dividend is payable on May 24, 2007, to shareholders of record on May 10, 2007.
Analyst Conference Call
William R. Hartman, CEO, Dana M. Cluckey, COO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer will review the quarter’s results in a conference call for analysts and investors beginning at 10:00am ET on Friday, April 27, 2007.

A live audio webcast is available at www.citizensbanking.com through the Investor Relations page or by calling (800)-896-8445 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until May 4, 2007. To listen to the replay, please dial (800) 283-8183.
Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic Bancorp serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 241 offices and 269 ATMs. Citizens Republic Bancorp is the 2nd largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic Bancorp is the 45th largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements about the benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios resulting in credit risk-related losses and expenses (including losses due to fraud, Michigan automobile-related industry changes and shortfalls, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Citizens’ interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Citizens’ potential inability to continue to attract core deposits; Citizens’ potential inability to retain legacy Republic loans and deposits as a result of the computer system conversion and branch consolidations; Citizens’ potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens from time to time; Citizens’ potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Citizens’ products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Citizens’ business continuity plans or data security systems; the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens; Citizens’ potential inability to integrate acquired operations, including those associated with the Republic merger; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Citizens’ controls and procedures; Citizens’ success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
####

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	March 31,	December 31,	March 31,
(in thousands)	2007	2006	2006
Assets
Cash and due from banks	$197,834	$223,747	$152,077
Interest-bearing deposits with banks	191	203	1,503
Investment Securities:
Securities available for sale, at fair value	2,326,257	2,839,456	1,466,796
Securities held to maturity, at amortized cost (fair value of $113,294, $110,283 and $89,699, respectively)	112,613	109,744	90,346

Total investment securities	2,438,870	2,949,200	1,557,142
FHLB and Federal Reserve stock	132,895	132,895	55,975
Portfolio loans:
Commercial	1,993,672	2,004,894	1,688,970
Commercial real estate	3,157,185	3,120,613	1,418,596

Total commercial	5,150,857	5,125,507	3,107,566
Residential mortgage	1,518,198	1,543,533	549,116
Direct consumer	1,677,842	1,721,410	1,109,249
Indirect consumer	831,302	840,632	826,060

Total portfolio loans	9,178,199	9,231,082	5,591,991
Less: Allowance for loan losses	(169,239)	(169,104)	(115,423)

Net portfolio loans	9,008,960	9,061,978	5,476,568
Loans held for sale	103,922	172,842	13,399
Premises and equipment	141,689	139,490	120,719
Goodwill	780,021	781,635	54,527
Other intangible assets	42,953	46,071	10,408
Bank owned life insurance	208,801	206,851	85,142
Other assets	261,111	287,700	134,715

Total assets	$13,317,247	$14,002,612	$7,662,175

Liabilities
Noninterest-bearing deposits	$1,146,673	$1,223,113	$899,850
Interest-bearing demand deposits	875,579	923,848	816,293
Savings deposits	2,263,659	2,280,496	1,452,638
Time deposits	4,174,995	4,270,604	2,355,206

Total deposits	8,460,906	8,698,061	5,523,987
Federal funds purchased and securities sold under agreements to repurchase	453,230	922,328	401,702
Other short-term borrowings	4,565	16,551	852
Other liabilities	133,175	169,022	82,203
Long-term debt	2,693,459	2,638,964	1,001,887

Total liabilities	11,745,335	12,444,926	7,010,631

Shareholders’ Equity
Preferred stock — no par value	—	—	—
Common stock — no par value	978,245	980,772	80,341
Retained earnings	593,817	584,289	578,980
Accumulated other comprehensive income	(150)	(7,375)	(7,777)

Total shareholders’ equity	1,571,912	1,557,686	651,544

Total liabilities and shareholders’ equity	$13,317,247	$14,002,612	$7,662,175

Consolidated Statements of Income (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2007	2006

Interest Income
Interest and fees on loans	$171,844	$93,451
Interest and dividends on investment securities:
Taxable	23,791	12,951
Tax-exempt	7,328	5,317
Dividends on FHLB and Federal Reserve stock	1,736	660
Money market investments	17	12

Total interest income	204,716	112,391

Interest Expense
Deposits	66,434	30,992
Short-term borrowings	11,001	3,736
Long-term debt	28,940	10,188

Total interest expense	106,375	44,916

Net Interest Income	98,341	67,475
Provision for loan losses	3,500	3,000

Net interest income after provision for loan losses	94,841	64,475

Noninterest Income
Service charges on deposit accounts	11,106	8,875
Trust fees	4,955	5,042
Mortgage and other loan income	6,137	2,010
Brokerage and investment fees	1,549	1,515
ATM network user fees	1,579	987
Bankcard fees	1,180	1,057
Fair value change in CD swap derivatives	—	(207)
Other income	4,807	6,284

Total fees and other income	31,313	25,563
Investment securities gains	77	7

Total noninterest income	31,390	25,570
Noninterest Expense
Salaries and employee benefits	44,165	32,256
Occupancy	7,910	5,942
Professional services	4,152	4,078
Equipment	3,911	3,166
Data processing services	4,130	3,739
Advertising and public relations	1,775	2,034
Postage and delivery	1,964	1,462
Telephone	2,064	1,464
Other loan expenses	912	416
Stationery and supplies	777	727
Intangible asset amortization	3,118	725
Restructuring and merger-related expenses	4,186	—
Other expense	4,646	5,563

Total noninterest expense	83,710	61,572

Income Before Income Taxes	42,521	28,473
Income tax provision	11,029	7,717

Net Income	$31,492	$20,756

Net Income Per Common Share:
Basic	$0.42	$0.49
Diluted	0.41	0.48
Cash Dividends Declared Per Common Share	0.290	0.285

Average Common Shares Outstanding:
Basic	75,448	42,784
Diluted	75,918	42,941

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006

Summary of Operations (thousands)
Net interest income	$98,341	$64,010	$65,645	$65,990	$67,475
Provision for loan losses	3,500	5,936	1,190	1,139	3,000
Total fees and other income	31,313	24,358	23,544	23,691	25,563
Investment securities gains (losses) (1)	77	(6,590)	—	54	7
Noninterest expense (2)	83,710	78,788	59,402	60,065	61,572
Income tax provision	11,029	(3,638)	7,616	7,624	7,717
Net income	31,492	692	20,981	20,907	20,756
Taxable equivalent adjustment	4,625	3,505	3,413	3,383	3,416
Cash dividends	21,964	12,443	12,435	12,394	12,258

Per Common Share Data
Net Income:
Basic	$0.42	$0.02	$0.49	$0.49	$0.49
Diluted	0.41	0.02	0.49	0.49	0.48
Dividends	0.290	0.290	0.290	0.290	0.285
Market Value:
High	$26.95	$28.06	$27.04	$27.60	$28.66
Low	21.97	24.50	23.25	23.71	25.62
Close	22.16	26.50	26.26	24.41	26.85
Book value	20.78	20.58	15.72	15.15	15.23
Tangible book value	9.90	9.65	14.24	13.66	13.72
Shares outstanding, end of period (000)	75,657	75,676	42,904	42,887	42,770

At Period End (millions)
Assets	$13,317	$14,003	$7,748	$7,813	$7,662
Portfolio loans	9,178	9,231	5,753	5,728	5,592
Deposits	8,461	8,698	5,625	5,685	5,524
Shareholders’ equity	1,572	1,558	674	650	652

Average Balances (millions)
Assets	$13,574	$7,770	$7,723	$7,670	$7,653
Portfolio loans	9,179	5,762	5,694	5,610	5,561
Deposits	8,525	5,597	5,680	5,560	5,513
Shareholders’ equity	1,552	683	659	647	655

Credit Quality Statistics (thousands)
Nonaccrual loans	$88,800	$57,892	$31,564	$26,001	$27,689
Loans 90 or more days past due and still accruing	1,388	767	303	887	547
Restructured loans	363	378	391	406	1,844

Total nonperforming portfolio loans	90,551	59,037	32,258	27,294	30,080
Nonperforming held for sale	4,630	22,846	—	—	—
Other repossessed assets acquired (ORAA)	19,482	20,165	7,767	7,472	6,397

Total nonperforming assets	$114,663	$102,048	$40,025	$34,766	$36,477

Allowance for loan losses	$169,239	$169,104	$113,076	$114,560	$115,423
Allowance for loan losses as a percent of portfolio loans	1.84%	1.83%	1.97%	2.00%	2.06%
Allowance for loan losses as a percent of nonperforming assets	147.60	165.71	282.51	329.52	316.43
Allowance for loan losses as a percent of nonperforming loans	186.90	286.44	350.54	419.73	383.72
Nonperforming assets as a percent of portfolio loans plus ORAA	1.25	1.10	0.69	0.61	0.65
Nonperforming assets as a percent of total assets	0.86	0.73	0.52	0.44	0.48
Net loans charged off as a percent of average portfolio loans (annualized)	0.15	0.52	0.19	0.14	0.29
Net loans charged off (000)	$3,365	$7,611	$2,674	$2,002	$3,977

Performance Ratios (annualized)

Return on average assets	0.94%	0.04%	1.08%	1.09%	1.10%
Return on average shareholders’ equity	8.23	0.40	12.63	12.96	12.86
Average shareholders’ equity / average assets	11.43	8.79	8.53	8.44	8.55
Net interest margin (FTE) (3)	3.44	3.67	3.78	3.84	3.97
Efficiency ratio (4)	62.34	85.76	64.15	64.54	63.84

(1)	Investment securities gains (losses) includes a $7.2 million impairment charge in the fourth quarter of 2006 related to the Republic merger.

(2)	Noninterest expense includes restructuring and merger related expenses of $4.2 million during the first quarter of 2007 and $11.3 million during the fourth quarter of 2006 related to the Republic merger.

(3)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(4)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison	Three months ended
Citizens Republic Bancorp and Subsidiaries	March 31,
	2007	2006	% Change

Summary of Operations (thousands)

Net interest income	$98,341	$67,475	45.7%
Provision for loan losses	3,500	3,000	16.7
Total fees and other income	31,313	25,563	22.5
Investment securities gains	77	7	952.8
Noninterest expense	83,710	61,572	36.0
Income tax provision	11,029	7,717	42.9
Net income	31,492	20,756	51.7
Cash dividends	21,964	12,258	79.2

Per Common Share Data

Net Income:
Basic	$0.42	$0.49	(14.3)%
Diluted	0.41	0.48	(14.6)
Dividends	0.290	0.285	1.8

Market Value:
High	$26.95	$28.66	(6.0)%
Low	21.97	25.62	(14.2)
Close	22.16	26.85	(17.5)
Book value	20.78	15.23	36.4
Tangible book value	9.90	13.72	(27.8)
Shares outstanding, end of period (000)	75,657	42,770	76.9

At Period End (millions)

Assets	$13,317	$7,662	73.8%
Portfolio loans	9,178	5,592	64.1
Deposits	8,461	5,524	53.2
Shareholders’ equity	1,572	652	141.3

Average Balances (millions)

Assets	$13,574	$7,653	77.4%
Portfolio loans	9,179	5,561	65.1
Deposits	8,525	5,513	54.6
Shareholders’ equity	1,552	655	137.1

Performance Ratios (annualized)

Return on average assets	0.94%	1.10%	(14.5)%
Return on average shareholders’ equity	8.23	12.86	(36.0)
Average shareholders’ equity / average assets	11.43	8.55	33.7
Net interest margin (FTE) (1)	3.44	3.97	(13.4)
Efficiency ratio (2)	62.34	63.84	(2.3)
Net loans charged off as a percent of average portfolio loans	0.15	0.29	(48.3)

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $4.6 million and $3.4 million for the three months ended March 31, 2007 and 2006, respectively, based on a tax rate of 35%.

(2)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Non-GAAP Reconciliation
Citizens Republic Bancorp and Subsidiaries

	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006
Summary of Core Operations (thousands)
Net income	$31,492	$692	$20,981	$20,907	$20,756
Add back: Restructuring and merger related expenses (net of tax effect)[1]	2,721	7,361	—	—	—
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	2,027	471	471	470	471

Core operating earnings	$36,240	$8,524	$21,452	$21,377	$21,227

Noninterest expense	$83,710	$78,788	$59,402	$60,065	$61,572
Subtract: Restructuring and merger related expenses	(4,186)	(11,324)	—	—	—
Subtract: Amortization of core deposit intangibles	(3,118)	(725)	(725)	(724)	(725)

Core operating expenses	$76,406	$66,739	$58,677	$59,341	$60,847

Average Balances (millions)
Average assets	$13,574	$7,770	$7,723	$7,670	$7,653
Goodwill	(785)	(76)	(55)	(55)	(55)
Core deposit intangible assets	(45)	(9)	(9)	(10)	(11)
Deferred taxes	16	3	3	4	4

Average tangible assets	$12,760	$7,688	$7,662	$7,609	$7,591

Average equity	$1,552	$683	$659	$647	$655
Goodwill	(785)	(76)	(55)	(55)	(55)
Core deposit intangible assets	(45)	(9)	(9)	(10)	(11)
Deferred taxes	16	3	3	4	4

Average tangible equity	$738	$601	$598	$586	$593

Performance Ratios (annualized)
Earnings per share — basic	$0.42	$0.02	$0.49	$0.49	$0.49
Add back: Restructuring and merger related expenses (net of tax effect)[1]	0.03	0.17	—	—	—
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.03	0.01	0.01	0.01	0.01

Core operating earnings per share — basic	$0.48	$0.20	$0.50	$0.50	$0.50

Earnings per share — diluted	$0.41	$0.02	$0.49	$0.49	$0.48
Add back: Restructuring and merger related expenses (net of tax effect)[1]	0.03	0.17	—	—	—
Add back: Amortization of core deposit intangibles (net of tax effect)[2]	0.03	0.01	0.01	0.01	0.01

Core operating earnings per share — diluted	$0.47	$0.20	$0.50	$0.50	$0.49

Efficiency ratio	62.34%	85.76%	64.15%	64.54%	63.84%
Subtract: Effects of restructuring and merger related expenses	(3.12)	(12.33)	—	—	—
Subtract: Effects of core deposit intangibles amortization	(2.32)	(0.79)	(0.79)	(0.78)	(0.76)

Core efficiency ratio	56.90	72.64	63.36	63.76	63.08

Core operating earnings/average tangible assets	1.15	0.44	1.11	1.13	1.13

Core operating earnings/average tangible equity	19.92	5.62	14.23	14.63	14.52

(1)	Tax effect of $1,465 and $3,963 for the 1st quarter of 2007 and 4th quarter of 2006, respectively.

(2)	Tax effect of $1,091 for 1st quarter of 2007 and $254 for each quarter of 2006.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2007	2006	2006	2006	2006

NONINTEREST INCOME:

Service charges on deposit accounts	$11,106	$9,639	$9,674	$9,521	$8,875
Trust fees	4,955	4,818	4,633	4,972	5,042
Mortgage and other loan income	6,137	2,887	2,267	2,106	2,010
Brokerage and investment fees	1,549	1,892	1,885	1,703	1,515
ATM network user fees	1,579	1,018	988	1,018	987
Bankcard fees	1,180	1,168	1,213	1,129	1,057
Fair value change in CD swap derivatives	—	—	—	—	(207)
Other income	4,807	2,936	2,884	3,242	6,284

Total fees and other income	31,313	24,358	23,544	23,691	25,563
Investment securities gains (losses)	77	(6,590)	—	54	7

TOTAL NONINTEREST INCOME	$31,390	$17,768	$23,544	$23,745	$25,570

NONINTEREST EXPENSE:

Salaries and employee benefits	$44,165	$34,885	$32,569	$32,690	$32,256
Occupancy	7,910	5,451	5,604	5,291	5,942
Professional services	4,152	4,077	3,486	3,703	4,078
Equipment	3,911	5,033	3,191	3,301	3,166
Data processing services	4,130	3,757	3,779	3,714	3,739
Advertising and public relations	1,775	1,702	1,211	934	2,034
Postage and delivery	1,964	1,445	1,559	1,629	1,462
Telephone	2,064	1,527	1,394	1,392	1,464
Other loan expenses	912	1,406	1,407	1,217	416
Stationery and supplies	777	519	653	631	727
Intangible asset amortization	3,118	725	725	724	725
Restructuring and merger-related expenses	4,186	11,324	—	—	—
Other expense (1)	4,646	6,937	3,824	4,839	5,563

TOTAL NONINTEREST EXPENSE	$83,710	$78,788	$59,402	$60,065	$61,572

(1) The quarter ended March 31, 2006 includes the $1.5 million contribution to Citizens charitable foundation.

Average Balances, Yields and Rates

	Three Months Ended
	March 31, 2007		December 31, 2006		March 31, 2006
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance (2)	Rate (1)(2)

Earning Assets
Money market investments	$840	8.55%	6,303	5.35%	1,684	2.82%
Investment securities (3):
Taxable	1,938,432	4.91	1,023,619	4.57	1,125,391	4.60
Tax-exempt	670,159	6.73	452,707	7.15	446,657	7.33
FHLB and Federal Reserve stock	132,895	5.23	58,081	4.96	56,006	4.71
Portfolio loans (4):
Commercial	1,960,678	7.83	1,814,997	7.54	1,646,899	7.02
Commercial real estate	3,153,730	7.67	1,490,004	7.37	1,415,201	6.88
Residential mortgage	1,535,636	6.66	530,860	6.02	541,390	5.66
Direct consumer	1,696,461	7.82	1,075,903	7.74	1,124,379	7.22
Indirect consumer	832,917	6.79	850,430	6.72	833,436	6.61

Total portfolio loans	9,179,422	7.48	5,762,194	7.27	5,561,305	6.83
Loans held for sale	144,006	7.82	10,997	5.84	16,471	5.64

Total earning assets	12,065,754	7.01	7,313,901	6.87	7,207,514	6.49

Nonearning Assets
Cash and due from banks	188,763		149,141		165,909
Bank premises and equipment	139,628		117,093		121,348
Investment security fair value adjustment	3,154		(2,408)		(3,305)
Other nonearning assets	1,344,570		304,685		277,382
Allowance for loan losses	(167,771)		(112,767)		(116,151)

Total assets	$13,574,098		$7,769,645		$7,652,697

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$903,134	0.75%	$721,143	0.66%	$857,273	0.64%
Savings deposits	2,271,532	2.96	1,480,628	2.87	1,448,866	2.23
Time deposits	4,205,636	4.65	2,471,464	4.65	2,281,926	3.85
Short-term borrowings	906,216	4.92	298,942	4.37	390,307	3.88
Long-term debt	2,410,542	4.84	1,105,579	5.28	1,003,780	4.10

Total interest-bearing liabilities	10,697,060	4.03	6,077,756	3.84	5,982,152	3.04

Noninterest-Bearing Liabilities and Shareholders’ Equity

Noninterest-bearing demand	1,144,773		923,327		924,788
Other liabilities	180,214		85,414		91,150
Shareholders’ equity	1,552,051		683,148		654,607

Total liabilities and shareholders’ equity	$13,574,098		$7,769,645		$7,652,697

Interest Spread		2.98%		3.03%		3.45%
Contribution of noninterest bearing sources of funds		0.46		0.64		0.52

Net Interest Margin		3.44%		3.67%		3.97%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31 (2)	Sep 30	Jun 30	Mar 31
(in thousands)	2007	2006	2006	2006	2006

Commercial	$8,827	$7,709	$8,440	$8,795	$10,594
Commercial real estate	40,621	14,915	7,835	4,956	5,219

Total commercial (1)	49,448	22,624	16,275	13,751	15,813
Residential mortgage	30,591	28,428	10,536	8,179	7,396
Direct consumer	8,166	6,030	3,972	3,167	3,911
Indirect consumer	595	810	781	904	569
Loans 90 days or more past due and still accruing	1,388	767	303	887	547
Restructured loans	363	378	391	406	1,844

Total nonperforming portfolio loans	90,551	59,037	32,258	27,294	30,080
Nonperforming held for sale	4,630	22,846	—	—	—
Other Repossessed Assets Acquired	19,482	20,165	7,767	7,472	6,397

Total nonperforming assets	$114,663	$102,048	$40,025	$34,766	$36,477

(1)	Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows from acquired bank	$—	$8.7	$—	$—	$—
Inflows	37.4	7.9	7.5	10.4	9.8
Outflows	(10.6)	(10.2)	(5.0)	(13.9)	(9.1)

Net change	$26.8	$6.4	$2.5	$(3.5)	$0.7

(2)	December 31, 2006 amounts include the following nonperforming asset balances acquired in the Republic Bancorp acquisition: Commercial $249, commercial real estate $8,449, direct consumer $2,642, indirect consumer $72, residential mortgage $19,338, loans 90 days or more past due $0, restructured loans $0, nonperforming held for sale $21,646, and other repossessed assets acquired $12,613.

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
(in thousands)	2007	2006	2006	2006	2006

Allowance for loan losses — beginning of period	$169,104	$113,076	$114,560	$115,423	$116,400

Provision for loan losses	3,500	5,936	1,190	1,139	3,000

Charge-offs:
Commercial	363	2,098	597	854	921
Commercial real estate	421	1,017	585	606	616

Total commercial	784	3,115	1,182	1,460	1,537
Residential mortgage	791	885	252	305	198
Direct consumer	2,084	1,955	983	1,216	1,669
Indirect consumer	2,217	2,818	1,840	1,575	2,829

Total charge-offs	5,876	8,773	4,257	4,556	6,233

Recoveries:
Commercial	1,130	304	543	1,001	1,175
Commercial real estate	175	33	50	485	79

Total commercial	1,305	337	593	1,486	1,254
Residential mortgage	51	29	22	48	55
Direct consumer	371	287	485	332	285
Indirect consumer	784	509	483	688	662

Total recoveries	2,511	1,162	1,583	2,554	2,256

Net charge-offs	3,365	7,611	2,674	2,002	3,977

Allowance of acquired bank	—	57,703	—	—	—

Allowance for loan losses — end of period	$169,239	$169,104	$113,076	$114,560	$115,423

Reserve for loan commitments — end of period (1)	$6,069	$6,119	$2,976	$2,937	$2,684

(1) December 31, 2006 reserve for loan commitments includes $3,078 acquired in Republic Bancorp acquisition.